Exhibit 99.1

Pacific Coast Oil Trust

Pacific Coast Oil Trust Announces There Will Be No February Cash Distribution

Pacific Coast Oil Trust

The Bank of New York Mellon Trust Company, N.A., Trustee

News Release

For Immediate Release

Houston, Texas – February 5, 2020 – PACIFIC COAST OIL TRUST (NYSE–ROYT) (the “Trust”), a royalty trust formed by Pacific Coast Energy Company LP (“PCEC”), announced today that there will be no cash distribution to the holders of its units of beneficial interest of record on February 18, 2020 based on the Trust’s calculation of net profits generated during December 2019 (the “current month”) as provided in the conveyance of net profits interests and overriding royalty interest. All information in this press release has been provided to the Trustee by PCEC.

The current month’s distribution calculation for the Developed Properties resulted in $1.4 million of revenues less direct operating expenses and development costs. Revenues from the Developed Properties were $3.5 million, lease operating expenses including property taxes were $2.0 million, development costs were approximately $29,000 and capitalized maintenance costs were $1.4 million. The average realized price for the Developed Properties was $63.55 per Boe in December, as compared to $61.09 per Boe in November. Income from the net profits interest for the Developed Properties for the month of December was approximately $32,000.

Revenues for the Remaining Properties for the month of December were $1.3 million less direct operating expenses including production taxes of $0.5 million and approximately $13,000 of development costs. The current month’s calculation for the Remaining Properties was further reduced by $2.0 million for the 2020 re-drill program, which resulted in a net deficit of $1.3 million for the month of December. Because costs for the Remaining Properties in the current month exceeded gross proceeds, the current month’s distribution calculation included approximately $95,000 of proceeds from the 7.5% overriding royalty interest on the Remaining Properties from Orcutt Diatomite and Orcutt Field. Average realized prices for the Remaining Properties were $61.34 per Boe in December, as compared to $58.91 per Boe in November.

The monthly operating and services fee of approximately $109,000 payable to PCEC, which included approximately $16,000 of funds advanced to the Trust in prior months for the payment of the operating and services fee, plus letter of credit fees for the third and fourth quarters of 2019 of approximately $46,000 and Trust general and administrative expenses of $165,000, together exceeded the distribution of approximately $126,000 received from PCEC from the 80% net profits interest on the Developed Properties and the 7.5% overriding royalty interest on the Remaining Properties, creating a shortfall of approximately $195,000.

PCEC has provided the Trust with a $1 million letter of credit to be used by the Trust if its cash on hand (including available cash reserves) is not sufficient to pay ordinary course administrative expenses as they become due. Further, if the Trust requires more than the $1 million under the letter of credit to pay administrative expenses, PCEC may loan funds to the Trust necessary to pay such expenses. Any funds provided under the letter of credit or loaned by PCEC may only be used for the payment of current accounts or other obligations to trade creditors in connection with obtaining goods or services or for the payment of other accrued current liabilities arising in the ordinary course of the Trust’s business. The Trust will be borrowing funds from PCEC to pay the expected shortfall of approximately $195,000. Consequently, no further distributions will be made to Trust unitholders until the indebtedness created by such amounts drawn or borrowed, including interest thereon, has been paid in full.

Sales Volumes and Prices

The following table displays PCEC’s underlying sales volumes and average prices for the month of December 2019:

	Underlying Properties
	Sales Volumes		Average Price
	(Boe)	(Boe/day)	(per Boe)
Developed Properties (a)	54,693	1,764	$63.55
Remaining Properties (b)	21,718	701	$61.34

(a) Crude oil sales represented 97% of sales volumes

(b) Crude oil sales represented 100% of sales volumes

Update on Estimated Future Plugging and Abandonment Liabilities

Each month, PCEC determines the amount of net profits from the Conveyed Interests distributable to the Trust. Distributable funds are determined based on the net profits generated by the Conveyed Interests after deducting operating and development costs. As previously disclosed, in November 2019, PCEC informed the Trustee that, as permitted by the agreements governing the conveyances to the Trust, PCEC intends to begin deducting estimated future plugging and abandonment costs from the amounts otherwise payable to the Trust under its Net Profits Interest, which is expected to be reflected commencing with the distribution calculation for the March 2020 distribution.

PCEC has engaged an accounting firm to assist PCEC in determining its liability for future plugging and abandonment costs and will provide the results of the assessment to the Trust upon its completion. There can be no assurance that the actual amount of plugging and abandonment costs will not exceed the estimated amount previously provided by PCEC.

As previously disclosed, in November 2019, the Trustee engaged Martindale Consultants, Inc. (“Martindale”), a provider of analysis and compliance review services to the oil and gas industry, to perform an independent review of the estimated future plugging and abandonment costs that PCEC has provided to the Trustee. Martindale currently is in the process of performing its review.

Based on PCEC’s preliminary estimate of the total amount of plugging and abandonment costs attributable to the Net Profits Interest, deductions for future plugging and abandonment costs are likely to eliminate the likelihood of significant distributions to Trust unitholders for the next several years, as previously disclosed in the Trust’s Current Report on Form 8-K filed on November 13, 2019.

As described in more detail in the Trust’s filings with the SEC, the Trust will terminate if the annual cash distributions received by the Trust from the Net Profits Interest and Royalty Interest total less than $2.0 million for each of any two consecutive calendar years. Because PCEC plans to deduct estimated future plugging and abandonment costs from the amounts otherwise payable to the Trust, it appears likely that total distributions to the Trust will total less than $2.0 million in each of 2020 and 2021. The Trust may also be terminated by other events as described in the Trust’s filings with the SEC.

Overview of Trust Structure

Pacific Coast Oil Trust is a Delaware statutory trust formed by PCEC to own interests in certain oil and gas properties in the Santa Maria Basin and the Los Angeles Basin in California (the “Underlying Properties”). The Underlying Properties and the Trust’s net profits and royalty interests are described in the Trust’s filings with the SEC. As described in the Trust’s filings with the SEC, the amount of any periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, development expenses, and the amount and timing of the Trust’s administrative expenses, among other factors. For additional information on the Trust, please visit www.pacificcoastoiltrust.com.

Cautionary Statement Regarding Forward-Looking Information

This press release contains statements that are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are "forward-looking statements" for purposes of these provisions. These forward-looking statements include estimates of future plugging and abandonment costs and when such estimated costs will begin to be deducted from amounts otherwise payable to the Trust, expectations regarding the impact of deductions for such costs on future distributions to unitholders, estimates of future total distributions to unitholders in 2020 and 2021, and the amount and date of any anticipated distribution to unitholders. In any case, PCEC’s deductions of estimated future plugging and abandonment costs will have a material adverse effect on distributions to the unitholders and on the trading price of the Trust units, and may result in the termination of the Trust. Any anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from PCEC with respect to the relevant period. Any differences in actual cash receipts by the Trust could affect this distributable amount. The amount of such cash received or expected to be received by the Trust (and its ability to pay distributions) has been and will be significantly and negatively affected by prevailing low commodity prices, which have declined significantly, could decline further and could remain low for an extended period of time. Other important factors that could cause actual results to differ materially include expenses related to the operation of the Underlying Properties, including lease operating expenses, expenses of the Trust, and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither PCEC nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by Pacific Coast Oil Trust is subject to the risks described in the Trust's Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on March 8, 2019, and if applicable, the Trust’s subsequent Quarterly Reports on Form 10-Q. The Trust's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q are available over the Internet at the SEC's website at http://www.sec.gov.

Contact:

Pacific Coast Oil Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell

1(512) 236-6555

601 Travis Street, 16th Floor, Houston, TX 77002

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